Exhibit 99.1

lastminute.com plc

REPORT OF INDEPENDENT AUDITORS

The Board of Directors

lastminute.com plc

We have audited the accompanying balance sheet of lastminute.com plc as of September 30, 2004, and the related consolidated profit and loss account and consolidated statements of total recognized gains and losses, changes in shareholders’ funds and cash flow for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with United Kingdom auditing standards and United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of lastminute.com plc as at September 30, 2004 and the consolidated results of its operations and its consolidated cash flow for the year then ended in conformity with accounting principles generally accepted in the United Kingdom which differ in certain respects from those generally accepted in the United States (see Note 27 of Notes to the Financial Statements).

ERNST & YOUNG LLP

London, England

October 5, 2005

lastminute.com plc

Consolidated profit and loss account

for the year ended 30 September 2004

		Year ended 30 September 2004		Year ended 30 September 2004		Year ended 30 September 2004
	Notes	Before exceptional items and goodwill amortization		Exceptional items and goodwill amortization
		£000		£000		£000
Turnover
Group and share of joint ventures	2	440,062		—		440,062
Less share of joint ventures	2	(465)		—		(465)
Continuing operations:
Ongoing		315,810		—		315,810
Acquisitions		123,787		—		123,787

Group turnover		439,597		—		439,597
Cost of sales		265,036		2,264		267,300
Gross profit		174,561		(2,264)		172,297
Operating costs
Product development		7,451		—		7,451
Sales and marketing		105,138		—		105,138
General and administration		37,917		12,952		50,869
Depreciation	13	16,467		—		16,467
Goodwill amortization	11	—		66,292		66,292
Total operating costs		(166,973)		(79,244)		(246,217)
Operating (loss)/ profit
Continuing operations:
Ongoing		(11,399)		(77,627)		(89,026)
Acquisitions		18,987		(3,881)		15,106

Group operating profit / (loss)	3	7,588		(81,508)		(73,920)
Share of operating loss in joint ventures	14	(256)		—		(256)
Profit on disposal of associate	14	519		—		519
Goodwill amortization arising on the investment in an associate	14	—		(292)		(292)
Profit / (loss) on ordinary activities before interest and taxation		7,851		(81,800)		(73,949)
Interest receivable and similar income	7	2,701		—		2,701
Interest payable and similar charges	8	(5,996)		—		(5,996)
Profit / (loss) on ordinary activities before taxation	2	4,556		(81,800)		(77,244)
Tax on profit / (loss) on ordinary activities	9	266		—		266
Profit / (loss) for the financial year and transfer to / (from) reserves	24	4,822		(81,800)		(76,978)
Profit / (loss) per share - basic and diluted	11	1.54	p	(26.10	)p	(24.56	)p

lastminute.com plc

Consolidated statement of total recognized gains and losses

for the year ended 30 September 2004

	Notes	Year ended 30 September 2004
		£000
Loss for the year excluding share of losses in joint ventures and associate		(76,949)
Share of joint ventures’ loss for the year	14	(256)
Profit on disposal of associate, share of associate’s loss for the year and amortization of goodwill arising on acquisition of associate	14	227
Foreign currency translation difference	24	1,572
Total recognized losses for the year		(75,406)

lastminute.com plc

Balance sheet

			Notes	30 September 2004
				£000
	Fixed assets
	Intangible assets		12	178,480
	Tangible assets		13	32,527
	Investments
Joint ventures	-	gross assets		994
	-	gross liabilities		(319)
	-	total net assets	14	675
	Associate		14	554
	Total investments			1,229
	Total fixed assets			212,236
	Current assets
	Stocks		15	565
	Debtors		16	106,839
	Cash at bank and in hand			85,944
				193,348
	Creditors: amounts falling due within one year		17	(237,560)
	Net current liabilities			(44,212)
	Total assets less current liabilities			168,024

	Creditors: amounts falling due after more than one year		18	(68,964)

	Provisions for liabilities and charges		21	(3,818)
	Total net assets			95,242

	Capital and reserves
	Called up share capital		23	3,375
	Share premium account		24	139,413
	Shares to be issued		24	6,000
	Merger reserve		24	201,972
	Other reserves		24	1,331
	Profit and loss account		24	(256,849)
	Total equity shareholders’ funds			95,242

lastminute.com plc

Consolidated statement of cash flows

for the year ended 30 September 2004

	Notes		Year ended 30 September 2004
			£000
Net cash inflow from operating activities	25	(a)	38,857
Cash outflow from exceptional items and acquisition related liabilities			(14,242)
Returns on investments and servicing of finance
Interest received			1,686
Interest paid			(5,850)
Interest element of finance lease rental payments			(146)
Net returns on investments and servicing of finance			(4,310)
Taxation
Tax paid			(61)
Capital expenditure and financial investment
Payments to acquire tangible fixed assets			(25,046)
Net cash outflow before acquisitions and management of liquid resources and financing			(4,802)
Acquisitions
Cash acquired with subsidiary undertakings	14		20,231
Payments to acquire subsidiary undertakings / joint venture	14		(45,254)
Receipts from sale of associate			1,557
Net cash outflow before management of liquid resources and financing			(28,268)
Management of liquid resources
Increase in short term deposits	25	(b)	(7,616)
Financing
Issue of share capital			1,617
Repayments of capital elements of finance leases			(619)
Decrease in cash			(34,886)

Reconciliation of cash flow to movement in net funds

	Notes		Year ended 30 September 2004
			£000
Movement in cash			(34,886)
Cash outflow to short term deposits			7,616
Repayments of capital elements of finance leases	25	(b)	619
Changes in net funds resulting from cashflows			(26,651)
Amortization of Eurobond issue costs			(421)
Write-off of finance lease			782
Exchange difference			1,488
Net funds at the beginning of the year	25	(b)	41,411
Net funds at the end of the year	25	(b)	16,609

Notes to the financial statements at 30 September 2004

1 Accounting policies

Basis of preparation

The financial statements are prepared under the historical cost convention and are in accordance with applicable United Kingdom accounting standards.

Basis of consolidation

The Group financial statements consolidate the financial statements of the Company and all its subsidiary undertakings, drawn up to 30 September 2004.  The acquisition method of accounting has been adopted. Under this method, the results of the businesses acquired are included for the period that they were under the Group’s control.

Entities in which the Group holds an interest on a long term basis and are jointly controlled by the Group and one or more other ventures under a contractual arrangement are treated as joint ventures.  In the Group financial statements, joint ventures are accounted for using the gross equity method.

Entities, other than subsidiary undertakings or joint ventures, in which the Group has a participating interest and over whose operating and financial policies the Group exercises a significant influence are treated as associates.  In the Group financial statements, associates are accounted for using the equity method.

Turnover

Turnover represents the aggregate amount of revenue from products sold and is stated exclusive of recoverable VAT and associated taxes.

Where the Group acts as principal and purchases the products or services for resale, turnover represents the price at which the products or services have been at which the products or services have been sold across the Group’s various platforms. Where the Group acts as agent and does not take ownership of the products or services being sold, turnover represents commission earned.

Turnover also includes advertising and sponsorship income which is recognized over the period to which it relates.

Travel turnover is recognized on the date of departure.

Product development costs

Product development costs include expenses incurred by the Group to manage, monitor and operate the website and databases.  Costs are expensed as incurred.

Costs incurred in developing software for internal use, which have measurable economic viability, are capitalized when the software reaches the application development stage and are amortized over the expected useful life of the software.  Costs incurred in developing and enhancing the website are capitalized as incurred if the measurable economic viability of the expenditure can be determined and are amortized over the expected useful life of the website.

Advertising costs

The Group expenses the cost of advertising at the time production occurs and expenses the cost of communicating advertising in the period in which the advertising space or airtime is used.

Deferred taxation

Deferred tax is recognized without discounting in respect of all timing differences between the treatment of certain items for taxation and accounting purposes which have arisen but not reversed by the balance sheet date except as otherwise required by FRS 19.

Foreign currency translation

UK transaction revenues and expenses in a foreign currency are recorded at the average rate of exchange for the date on which the transaction revenue or expense occurs.   Monetary assets and liabilities denominated in foreign currencies are translated at the rate of exchange at the balance sheet date.  All exchange differences are taken to the profit and loss account.

The results of overseas subsidiaries, joint ventures and associate are translated into pounds sterling at actual rates of exchange for the period.  Assets and liabilities of overseas subsidiaries, joint ventures and associate are translated into pounds sterling at the rate of exchange at the balance sheet date. Exchange differences arising from the retranslation of opening net assets and results from operations denominated in foreign currencies to period end rates are taken direct to shareholders’ funds.

Financial Instruments

The Group uses derivative financial instruments to hedge some of its exposure to fluctuations in foreign exchange rates.  Instruments are used to hedge a committed or probable future transaction and are not recognized until the transaction occurs.  The Group’s policy is not to enter into any other derivative instruments.

Costs incurred in arranging debt facilities are deducted from the amount raised and amortized over the life of the debt.

Intangible fixed assets

Goodwill arising on acquisitions is capitalized, classified as an asset on the balance sheet and amortized on a straight-line basis, over is useful economic life subject to a maximum life of 20 years.  It is reviewed for impairment at the end of the first full financial year following the acquisition and in other periods if events or changes in circumstances indicate that the carrying value may not be recovered.

Tangible fixed assets

Tangible fixed assets are stated at cost less depreciation. Depreciation is provided on all tangible fixed assets on a straight-line basis in order to write off their cost, less estimated residual value based on prices prevailing at the date of acquisition, over the estimated useful lives of the assets, as follows:

Freehold land and buildings	- buildings over fifty years
Leasehold improvements	- remaining period of the lease
Motor vehicles	- four years
Furniture and office equipment	- four to five years
Computer systems and equipment	- three years
Computer software	- one to two years

Repair and maintenance costs are expensed as incurred.

Stocks

Stocks represent entertainment tickets held for resale, which are stated at the lower of cost on a first in first out basis and net realisable value.

Employee share schemes

In accordance with UITF abstract 17 (revised 2000), Employee share schemes, the difference between the exercise price of share options granted under the Group’s share option schemes and the fair market value of the underlying ordinary shares at the date of grant is provided for and charged to the profit and loss on a straight-line basis over the period in which the options vest.

The Group provides for National Insurance contributions on options granted to UK employees on or after 6 April 1999 under its unapproved share option schemes in accordance with UITF abstract 25 National Insurance contributions on share option gains.  The expected charge is allocated over the period in which the options vest on a straight-line basis.

Non-cash share-based compensation is based on the difference between the exercise price of share options granted and the fair market value of the underlying ordinary shares at the date of grant.  As the options granted to date vest over three years, the difference is being taken to the profit and loss account as an operating expense on a straight-line basis over the vesting period.  When an employee leaves before exercising their options, the expense recognized in respect of these options is reversed, resulting in a credit to the profit and loss account for that period.

Pension costs

The Group provides pensions to eligible employees through defined contribution plans.  The amounts charged to the profit and loss account in respect of pension costs are the contributions payable for the year.

Leases

Assets held under the finance leases, which are leases where substantially all the risks and rewards of ownership of the asset have passed to the Group are capitalized in the balance sheet and are depreciated over their useful economic lives.  The capital element of future obligations under finance leases is included as a liability in the balance sheet.  The interest element of the rental obligation is charged to the profit and loss account over the periods of the lease and represents a constant proportion of the balance of capital repayments outstanding.

Rentals payable under operating leases are charged to the profit and loss account on a straight line basis over the lease term.  Provision is made for future rentals where properties are not in use at the period end.

2 Turnover and segmental analysis

Geographical analysis:

Turnover (by destination and source)
2004
£000
By geographical area
United Kingdom	306,068
France	21,757
Germany	66,530
Italy	6,181
Spain	3,679
Other European Union countries	35,382
439,597
Joint ventures	465
440,062

	Net (loss)/profit on ordinary activities before taxation	Net assets/ (liabilities)
	2004	2004
	£000	£000
By geographical area
United Kingdom	(47,875)	96,985
France	(23,764)	(20,405)
Germany	(412)	1,791
Italy	133	(228)
Spain	(1,689)	414
Other European countries	(313)	(1,818)
	(73,920)	76,739
Share of operating loss and net assets of joint ventures	(256)	675
Share of operating loss and net assets of associate	—	554
Profit on disposal of associate	519	—
Amortization of goodwill arising on the acquisition of associate	(292)	—
Net interest receivable	(3,295)	—
Convertible bond	—	(68,670)
Interest bearing assets	—	85,944
	(77,244)	95,242

Segmental analysis:

Gross profit
2004
£000
Flights	15,118
Holidays	24,101
Hotels	35,514
Car Hire	64,345
Other (including advertising and sponsorship revenue)	33,219
172,297

The following amounts have been included for acquisitions:

	Turnover	Net profit on ordinary activities before taxation
	2004	2004
	£000	£000
By geographical area
United Kingdom	121,251	11,571
Germany	2,535	1,285
	123,786	12,856

3 Operating loss

This is stated after charging:

			Year ended 30 September 2004
			£000
Auditors’ remuneration - audit services			768
Advertising expenditure			13,475
Depreciation of owned assets (see note 13)			15,993
Depreciation of assets held under finance leases (see note 13)			474
Goodwill amortization	-	subsidiary undertakings	66,292
	-	associate undertakings	292
Operating lease rentals	-	land and buildings	3,198
	-	other	462

During the year, the Group has changed its estimate for the amount deferred in relation to the order bank at the end of the year. If this had been amended in the prior year it would have increased the current year reported operating loss by £1.3 million.

Operating costs comprise the administrative expenses of the Group, of which £27,133,000 relates to acquisitions made during the year.

4 Exceptional items

Operating exceptional items

Year ended 30 September 2004
£000
Exceptional costs of reorganization and rationalization	15,216

Exceptional items in 2004 comprise the costs of reorganizing and rationalizing the Group’s UK and overseas operations, together with additional operating expenses arising from the subsequent disruption to the business.  These costs principally include the costs of reducing headcount, consultancy and costs incurred as a result of focus during the year on the reorganization and integration of the UK finance function. This led to an increased cost of servicing customers and recovery of debtors and delays in implementing enhanced technology in order to reduce the incidence of credit card fraud.

Of this total, £5.4 million relates to redundancy costs, £1.9 million of project management fees relating to the integration, £2.0 million of property provisions relating to potential future rents and dilapidations, one-off charges relating to operational inefficiencies of £2.2 million and £3.7 million as a consequence of the various reorganizations and moves to Oracle accounting in a number of businesses. An analysis of this charge shows that £8.9 million relates to cash items and £6.3million to non-cash items.

The tax effect of the exceptional items was £nil.

5 Directors’ remuneration

The remuneration of the Directors was as follows:

	Basic salary and fees £	Cash supplement in lieu of pensions/ pension contributions £	Bonus £	Benefits £	Termination payments £	Total 2004 £
Executive Directors:
Brent Hoberman	187,500	26,250	—	454	—	214,204
David Howell	155,000	21,700	—	184	—	176,884
Ian McCaig	141,500	19,810	—	368	—	161,678
Clive Jacobs(1)	111,750	26,343	111,750	39,371	79,500	368,714

Non-Executive Directors:
Martha Lane Fox(2)	44,256	4,096	—	227	—	48,579
Bob Collier	20,000	—	—	—	—	20,000
Brian Collie	20,000	—	—	—	—	20,000
Agnès Touraine	20,000	—	—	—	—	20,000
Sven Boinet	20,000	—	—	—	—	20,000
Alan Barber	1,458	—	—	—	—	1,458
Total Directors’ remuneration	721,464	98,199	111,750	40,604	79,500	1,051,517

Notes in relation to the above table of remuneration

(1)          The amounts paid to Clive Jacobs on the termination of his contract amounted to payment of salary and benefits in lieu of notice under his contract, which was six months. No additional payments above this contractual amount were paid.

(2)          The remuneration for Martha Lane Fox includes salary, cash supplement in lieu of pensions and benefits during the period of her employment from 1 October 2003 to 31 December 2003; she also received Non-executive Director fees of £15,000 for the period 1 January 2004 to 30 September 2004.

Other than as stated above, the Company does not remunerate any other Director for services on the Board of Directors or any Committee of the Board.

Share incentives

The Directors’ interests in share awards over ordinary shares held during the year, including those granted and lapsed were as follows:

Long Term Incentive Plan Awards:

Director	LTIP Award	Date of holding period when shares may be released
Brent Hoberman	77,092	4 March 2007
David Howell	68,079	4 March 2007
Clive Jacobs(1)	65,638	4 March 2007
Ian McCaig	59,471	4 March 2007

(1)          On 30 June 2004, Clive Jacob’s LTIP award lapsed upon his cessation as a Director.

All of the above awards were granted for nil consideration.

Share Options

	Exercise Price Pence	September 2003 (or date of appointment if later) Number	Granted during year Number	Exercised Number	Lapsed Number	30 September 2004 (or date of cessation if earlier) Number
Executive Directors
Brent Hoberman	2.31	151,335	—	—	—	151,335
	107.00	140,187	—	—	—	140,187
	232.00	—	150,667	—	—	150,667
		291,522	150,667	—	—	442,189
David Howell	34.00	1,000,000	—	—	—	1,000,000
	48.00	19,791	—	—	—	19,791
	232.00	—	96,857	—	—	96,857
		1,019,791	96,857	—	—	1,116,648
Ian McCaig	209.00	750,000	—	—	—	750,000
	232.00	—	87,171	—	—	87,171
		750,000	87,171	—	—	837,171
Clive Jacobs(1)	93.25	1,000,000	—	—	—	1,000,000
	232.00	—	96,211	—	96,211	—
		1,000,000	96,211	—	96,211	1,000,000
Martha Lane Fox	2.31	129,675	—	—	—	129,675
	107.00	130,841	—	—	130,841	—
		260,516	—	—	130,841	129,675
Bob Collier(2)	2.31	320,625	—	320,625	—	—
Allan Leighton(3)	137.50	1,000,000	—	—	—	1,000,000
Total		4,642,454	430,906	320,625	227,052	4,525,683

Performance Conditions

Number	Condition
(1)	No performance conditions, US style step vesting issued prior flotation
(2)	No performance conditions, US style step vesting
(3)	Profitability over 2 successive quarters and the Company’s EPS growth must be RPI + 3% p.a. over a 3 year period or RPI or 9% over any successive 4 year period as detailed on page 17
(4)

The company’s EPS growth is required to be a minimum of RPI+5% p.a. over the holding period for 20% of option to vest, RPI + 10% p.a. for 30% of the options to vest, with full vesting occurring for RPI+20% p.a. (straight line vesting between points)

(1)          On 30 June 2004, Clive Jacobs’ options granted on 4 March 2004 lapsed upon his cessation as a Director.

(2)          On 20 May 2004 Bob Collier exercised 320,625 options at an exercise price of 2.31p. The market price of the Company’s shares on 20 May 2004 was 183.5p.

(3)          Options granted under the Non Executive Share Option Scheme 2000.

The market price of the Company’s shares on 30 September 2004 was 140.0p and the high and low closing shares prices during the year were 315.75p and 94.50p respectively (2003: 294.5p and 77.6p)

There have been no changes in the interests of the Directors since 30 September 2004. Full details of Directors’ shareholdings and options are contained in the Register of Directors’ interests which is kept by the Company and is open to inspection in accordance with the provisions of the Companies Act 1985.

6 Staff costs (including Executive Directors)

Year ended 30 September 2004
£000
Wages and salaries	49,408
Social security costs	6,794
Pension contributions (note 17)	1,327
57,529

The principal Group defined contribution pension scheme is available to UK Executive Directors and employees only.  The Group contributes to a group personal pension plan to provide retirement and death benefits.  The Group currently contributes up to a maximum of 14% of the employees’ basic salary to an investment account in the name of the individual employee or pays the cash equivalent direct to the employee. The assets of the plan are separate from those of the Group and are managed by Standard Life.

In France there are various elements to the pension arrangements.  Firstly, employees benefit from a government provided retirement plan, the cost of which is included within social security costs.  In addition, a number of employees receive retirement benefits through a defined contribution pension plan.  Certain senior executives are also members of a separate defined contribution pension plan to which the Group contributes.

Most other Group companies have defined contribution pension plans, the forms and benefits of which vary with conditions and practices in the countries concerned.

The average monthly number of employees, including Executive Directors, during the year comprised:

Year ended 30 September 2004
Number
Product development	340
Sales and marketing	1,215
General and administration	665
2,220

7 Interest receivable

Year ended 30 September 2004
£000
Bank interest	1,686
Foreign exchange gain	1,015
2,701

8 Interest payable and similar charges

Year ended 30 September 2004
£000
Bank interest and charges	1,288
Other interest payable and charges payable under finance leases	123
Finance costs of convertible bond	4,585
5,996

9 Tax on loss on ordinary activities

a) Analysis of credit in year

Year ended 30 September 2004
£000
Current tax
Overseas corporation tax charge
Current year corporation tax	2,831
Over provision in respect of overseas prior year charge	(213)
2,618
Deferred tax	(2,884)
Corporation tax credit	(266)

b) Factors affecting the tax credit for the year

Year ended 30 September 2004
£000
Loss on ordinary activities before tax	(77,244)

Loss on ordinary activities multiplied by UK standard rate of 30%	(23,173)
Effects of:
Higher tax rates on overseas results	465
Expenses not deductible for tax purposes (including goodwill amortization)	23,971
Capital allowances for the year in excess of depreciation	895
Current tax losses utilized	673
Adjustments to tax credits in respect of previous years	(213)
Total current tax charge for the year	2,618

c) Factors that may affect future tax charges

The Group has potential deferred tax assets at the year end as follows:

Year ended 30 September 2004
£000
Losses	55,485
Capital allowances and other timing differences	5,198
60,683

The Group has provided deferred tax assets at the year end as follows:

Year ended 30 September 2004
£000
Losses	2,787
Capital allowances and other timing differences	891
3,678

This potential deferred tax asset has been recognized to the extent that it is sufficiently certain that the Group will have enough suitable taxable profits to offset these losses.

At 30 September 2004, the Group’s gross losses were £169.5 million available to carry forward.

10 Appropriations

During the year ended 30 September 2004, there were no appropriations through dividends which is consistent with the intentions of the Group set out in the Listing Particulars relating to lastminute.com plc dated 1 March 2000.

11 Loss per share ( basic and diluted )

Year ended 30 September 2004
£000
Loss used for calculation of loss per share	(76,978)

	Number
Weighted average number of ordinary shares in issue for the calculation of loss per share	313,394,013
Loss per share - basic and diluted	(24.56	)p

Securities that could potentially dilute basic earnings per share in the future include the convertible bond (see note 22)

and share options.

12          Intangible fixed assets

Goodwill	Total
£000
Cost
At 1 October 2003	202,605
Additions	119,411
Disposals	(1,657)
At 30 September 2004	320,359

Amortization
At 1 October 2003	75,587
Provided during the year	66,292
At 30 September 2004	141,879

Net book value
At 30 September 2004	178,480

Goodwill is being amortized over four years.

Fair value adjustments relating to prior year acquisitions

Certain adjustments to fair values and acquisition cost recognized on acquisition in 2003 and 2002 were made on a provisional basis and since acquisition, a number of adjustments to amend these assessments have been required.

In 2004, these revisions have resulted in a reduction of goodwill of £1,593,000.

These revisions are mainly in respect of differences between deferred consideration accrued and paid and relate to holiday autos Group (£204,000), Destination Group (£365,000) and Travelselect (£525,000).

Fair value adjustments relating to creditors in lastminute Spain SL resulted in a reduction of goodwill by £651,000. Further, a fair value provision in relation to holiday autos Group was made amounting to £137,000.

13          Tangible fixed assets

	Freehold land and buildings	Leasehold improvements	Furniture and office equipment	Computer systems and equipment	Computer software	Motor Vehicles	Total
	£000	£000	£000	£000	£000	£000	£000
Cost
At 1 October 2003	2,674	668	3,540	7,624	39,750	66	54,322
Additions	—	1,907	54	6,775	16,170	140	25,046
Acquisitions of subsidiary undertakings (see note 14)	51	16	433	462	1,050	121	2,133
At 30 September 2004	2,725	2,591	4,027	14,861	56,970	327	81,501

Depreciation
At 1 October 2003	104	668	1,933	5,008	24,833	(39)	32,507
Provided during the year	104	1,487	1,100	1,826	11,748	202	16,467
At 30 September 2004	208	2,155	3,033	6,834	36,581	163	48,974
Net book value
At 30 September 2004	2,517	436	994	8,027	20,389	164	32,527

The Group has no capital commitments outstanding at the year end.

14          Investments

Joint ventures	Total
Share of net assets	£000
At 1 October 2003	959
Additions	80
Share of loss retained by joint ventures	(256)
Exchange loss taken to reserves	(108)
At 30 September 2004	675

On 11 March 2004, lastminute.com plc acquired 20% of the issued share capital in Livebookings Limited.

Associate	Share of net tangible assets	Goodwill	Total
	£000	£000	£000
At 1 October 2003	11	1,633	1,644
Associates acquired on acquisition of Group undertakings	213	—	213
Disposals during the year	(8)	(1,003)	(1,011)
Goodwill amortization	—	(292)	(292)
At 30 September 2004	216	338	554

Goodwill arising on the acquisition is being amortized over four years.

On 31 December 2003, lastminute.com plc disposed of 67.57% of its 20% investment in LCC24 for a total cash consideration of £1,557,000. This resulted in a profit on disposal of £519,000.

Med Group

On 5 December 2003 the Group acquired Med Group Limited and its subsidiaries Med Hotels Limited, Travelbargains Limited, Taskbrook Limited and Mallorca Med Hotels Tourist Investments 2003 SL.

The consideration comprised:

(i)             A fixed amount of £15.7 million satisfied by the issue of 2,941,176 new ordinary shares and cash of £8.0 million.  The share price at the date of acquisition was £2.63 per ordinary share.

(ii)          Contingent consideration paid on 30 January 2004 totaling £1.4 million satisfied by the issue of 318,607 new ordinary shares at £2.17 each (date of determination of earnout) and £750,000 cash.

(iii)       Contingent consideration payable of up to £2.0 million to be paid in cash or shares depending on the outbound tourism market from the UK to the Mediterranean countries between 1 November 2003 and 30 September 2004.

(iv)      Contingent consideration payable of up to  £3.0 million to be paid in cash or shares depending on the TTV and gross margin performance of Med Group Limited for the year ending 30 September 2005.

The investment in Med Group Limited is held by lastminute.com plc, and has been included in the Group balance sheet using the acquisition method of accounting. Goodwill arising on the acquisition of £23,472,000 has been capitalized and is being amortized over four years.

Analysis of the acquisition of Med Group Limited

	Book value	Accounting policy alignments		Revaluations		Fair value
	£000	£000		£000		£000
Intangible fixed assets	6,427	—		(6,427	)(a)	—
Tangible fixed assets	496	(185	)(b)	—		311
Debtors	6,043	(395	)(c)	(86	)(d)	5,562
Cash	2,460	—		—		2,460
Creditors	(8,367)	—		(621	)(e)	(8,988)
Provisions	(26)			(80	)(f)	(106)
Net liabilities acquired	7,033	(580)		(7,214)		(761)
Goodwill						23,472
Cost of acquisition						22,711

Satisfied by:

Issue of new ordinary shares	7,735
Cash	8,000
Contingent consideration paid	1,441
Future contingent consideration	5,000
Acquisition costs	535
22,711

Adjustments:

(a) Elimination of historic goodwill.

(b) Alignment of depreciation policies.

(c) Alignment of revenue recognition policies.

(d) Write down of debtors following an assessment of the recoverable values.

(e) Recognition of unprovided amounts.

(f)  Recognition of unprovided amounts.

Med Group Limited made a profit on ordinary activities after tax of £1,255,000 for the year ended 31 October 2003.

The summarized profit and loss account for the period from 1 November 2003 to the date of acquisition is as follows:

Period ended 5 December 2003
£000
Turnover	268
Operating profit	93
Profit before tax	100
Tax credit	52
Profit after tax	152

There were no recognized gains and losses in the period ended 5 December 2003, other than the profit after tax of £152,000.

For the period 6 December 2003 to 30 September 2004, Med Group Limited contributed £15,937,000 to the Group’s operating cash flows.

The costs to be incurred integrating Med Group Limited into the lastminute.com Group are not expected to be significant.

First Option Group

On 14 January 2004, the Group acquired First Option Hotel Reservations Limited and its subsidiaries, Hotel and Travel Reservations Limited and Cordex Computer Services Limited.  The consideration comprised:

(i)                                     £1.7 million satisfied by the issue of 752,353 new ordinary shares at £2.23 each (date of acquisition).

(ii)                                  £10.5 million cash from cash reserves.

(iii)                               Contingent consideration payable of up to £0.5 million depending on the net asset position for the year ended 31 October 2003. Pending finalization of the completion accounts, management currently estimates the amount of contingent consideration to be nil.

The investment in First Option Hotel Reservations Limited is held by lastminute.plc and has been included in the Group balance sheet using the acquisition method of accounting at its fair value at 14 January 2004. Goodwill arising on the acquisition of £13,454,000 has been capitalized and is being amortized over four years.

Analysis of the acquisition of First Option Group

	Book value	Accounting policy alignments		Revaluations		Fair value
	£000	£000		£000		£000
Tangible fixed assets	602	(361	)(a)	—		241
Debtors	1,869	(133	)(b)	(512	)(c)	1,224
Cash	6,091	—		—		6,091
Creditors	(7,840)	—		250	(d)	(7,590)
Long term creditors	(784)	—		—		(784)
Provisions	(51)	—		—		(51)
Net liabilities acquired	(113)	(494)		(262)		(869)
Goodwill						13,454
Cost of acquisition						12,585
Satisfied by:
Issue of new ordinary shares						1,678
Cash						10,500
Acquisition costs						407
						12,585

Adjustments:

(a) Alignment of depreciation policies.

(b) Alignment of revenue recognition policies.

(c) Write down of debtors following an assessment of the recoverable values.

(d) Write-back of overprovided amounts.

The First Option Group made a profit on ordinary activities after tax of £488,377 for the year ended 31 March 2003.

The summarized profit and loss account for the period from 1 April 2003 to the date of acquisition is as follows:

Period ended 14 January 2004
£000
Turnover	5,591
Operating loss	280
Profit before tax	385
Taxation	(41)
Profit after tax	344

There were no recognized gains and losses in the period ended 14 January 2004, other than the profit after tax of £343,672.

For the period 15 January 2004 to 30 September 2004, First Option Hotel Reservations Limited decreased the Group’s operating cash flows by £3,020,000.

The costs to be incurred integrating First Option Hotel Reservations Limited into the lastminute.com Group are not expected to be significant.

Gemstone Group

The Group acquired Gemstone Travel Limited and its subsidiary Mountwest Limited on 4 March 2004.

The consideration comprised:

(i)                                     £0.5 million satisfied by the issue of 219,684 new ordinary shares at £2.32 each (date of acquisition).

(ii)                                  £1.4 million cash from cash reserves.

(iii)                               Contingent consideration payable of up to £1.0 million depending on the EBITDA for the years ending 31 October 2004 and 2005. The contingent consideration payable has been estimated by management at £1.0 million.

The investment in Gemstone Travel Limited is held by lastminute.com plc, and has been included in the Group balance sheet using the acquisition method of accounting at its fair value at 4 March 2004. Goodwill arising on the acquisition of £3,371,000 has been capitalized and is being amortized over 4 years.

Analysis of the acquisition of Gemstone Group

	Book value	Accounting policy alignments		Revaluations	Fair value
	£000	£000		£000	£000
Debtors	3,014	(810	)(a)	—	2,204
Cash	1,963	—		—	1,963
Creditors	(4,484)	—		—	(4,484)
Long term creditors	(35)	—		—	(35)
Net assets acquired	458	(810)		—	(352)
Goodwill					3,371
Cost of acquisition					3,019
Satisfied by:
Issue of new ordinary shares					509
Cash					1,398
Contingent consideration					1,000
Acquisition costs					112
					3,019

Adjustments:

(a) Alignment of revenue recognition policies.

Gemstone Travel Limited made a profit on ordinary activities after tax of £288,493 for the year ended 31 October 2003. The summarized profit and loss account for the period from 1 November 2003 to the date of acquisition is as follows:

Period ended 4 March 2004
£000
Turnover	7,547
Operating profit	223
Profit before tax	223
Taxation	(42)
Profit after tax	181

There were no recognized gains and losses in the period ended 4 March 2004, other than the profit after tax of £181,000.

For the period 5 March 2004 to 30 September 2004, Gemstone Travel Limited contributed £684,000 to the Group’s operating cash flows.

The costs to be incurred integrating Gemstone Group into the lastminute.com Group are not expected to be significant.

Online Travel Corporation Group

On 3 March 2004, lastminute.com announced the terms of a recommended share offer to acquire the whole of the issued and to be issued share capital of Online Travel Corporation plc. The offer valued each Online Travel Corporation plc share at 31 pence. The transaction completed on 30 April 2004.

The consideration comprised of 24,060,027 new ordinary shares in lastminute.com plc.

The share price at the date the offer became unconditional, 29 April 2004, was £1.95 per ordinary share.

The investment in Online Travel Corporation plc is held by lastminute.com plc, and has been included in the Group balance sheet using the acquisition method of accounting at its fair value. Goodwill arising on the acquisition of £46,779,000 has been capitalized and is being amortized over four years.

Analysis of the acquisition of Online Travel Corporation Group

	Book value	Accounting policy alignments		Revaluations		Fair value
	£000	£000		£000		£000
Intangible fixed assets	8,561	—		(8,561	)(a)	—
Tangible fixed assets	1,737	—		(334	)(b)	1,403
Investments	212	—		—		212
Debtors	6,935	(325	)(e)	(330	)(c)	6,280
Cash	10,078	—		—		10,078
Creditors	(14,218)	—		(1,997	)(d)	(16,215)
Net assets acquired	13,305	(325)		(11,222)		1,758
Goodwill						46,779
Cost of acquisition						48,537
Satisfied by:
Issue of new ordinary shares						46,917
Acquisition costs						1,620
						48,537

Adjustments:

(a) Elimination of historic goodwill.

(b) Write down of tangible assets following an assessment of recoverable values.

(c) Write down of debtors following an assessment of the recoverable values.

(d) Recognition of unprovided amounts arising mainly in respect of supplier creditors.

(e) Alignment of revenue recognition policies.

Online Travel Corporation plc made a loss on ordinary activities after tax of £5.2 million for the year ended 31 October

2003. Included within this result were reorganization costs of £0.8 million.

The summarized profit and loss account for the period from 1 November 2003 to the date of acquisition is as follows:

Period ended 29 April 2004
£000
Turnover	44,906
Operating profit	1,713
Loss before tax	(5,590)
Taxation	—
Loss after tax	(5,590)

There were no recognized gains and losses in the period ended 29 April 2004, other than the loss after tax of £5,589,628.

For the period 30 April 2004 to 30 September 2004, Online Travel Corporation plc contributed £1,577,000 to the Group’s operating cash flows.

The costs to be incurred integrating Online Travel Corporation plc into the lastminute.com Group are not expected to be significant.

lastminute.de Group

On 29 June 2004, lastminute.com plc acquired the lastminute.de group of companies which comprise Anixe Systems GmbH, Avinex AG and Cinetic Internet Touristik GmbH.

The consideration comprised:

(i)             £15.1 million satisfied by the issue of 8,229,156 new ordinary shares at £1.84 each (date of acquisition).

(ii)          €24.0 million cash.

(iii)  Contingent consideration payable of up to €15.0 million in cash, depending on the working capital position at the date of completion. Pending finalization of the completion accounts, management currently estimates the amount of contingent consideration to be nil.

The investment in lastminute.de is held by lastminute.com Overseas Holding Limited, and has been included in the balance sheet using the acquisition method of accounting at its fair value at the date of acquisition. Goodwill arising on the acquisition of £31,761,000 has been capitalized and is being amortized over four years.

Analysis of the acquisition of lastminute.de

	Book value	Accounting policy alignments		Revaluations		Fair value
	£000	£000		£000		£000
Tangible fixed assets	232	(54	)(a)	—		178
Debtors	1,082	(195	)(b)	(19	)(d)	868
Cash	449	—		—		449
Creditors	(1,514)	20	(c)	(143	)(e)	(1,637)
Taxation	(67)	—		—		(67)
Net liabilities acquired	182	(229)		(162)		(209)
Goodwill						31,761
Cost of acquisition						31,552
Satisfied by:
Issue of new ordinary shares						15,142
Cash						16,095
Acquisition costs						315
						31,552

Adjustments:

(a) Alignment of deprecation policies.

(b) Alignment of revenue recognition policies.

(c) Release of provisions not required under UK GAAP.

(d) Write down of debtors following an assessment of the recoverable values.

(e) Recognition of unprovided amounts arising mainly in respect of supplier creditors.

lastminute.de made a profit on ordinary activities after tax of £169,400 for the year ended 31 December 2003.  The summarized profit and loss account for the period from 1 January 2004 to the date of acquisition is as follows:

Period ended 29 June 2004
£000
Turnover	1,506
Operating profit	77
Profit before tax	68
Taxation	(48)
Profit after tax	20

There were no recognized gains and losses in the period ended 29 June 2004, other than the profit after tax of £19,890. For the period 30 June 2004 to 30 September 2004, lastminute.de decreased by £215,000 the Group’s operating cashflows. The costs to be incurred integrating lastminute.de into the Group are not expected to be significant.

The principal joint ventures and associate of the Group are as follows:

Name of Company	Country of registration and incorporation	Principal activity	Ordinary shares held (%)
Investments in joint ventures
Breakaway Travel Club Pty Limited	Australia	Marketer	50%
lastminute.com (Australia) Pty Limited	Australia	Marketer	25%
lastminute.com Japan Limited	Japan	Marketer	33%
Lastminute.com (PTY) Limited	South Africa	Marketer	25%

Investments in associate
LCC24 AG	Germany	Marketer	6%

15          Stocks

30 September 2004
£000
Entertainment tickets held for resale	565

There is no material difference between the replacement cost of stocks and their balance sheet amounts.

16          Debtors

30 September 2004
£000
Trade debtors	43,195
Other debtors	39,078
Deferred tax (see note 19)	3,678
Prepayments and accrued income	20,888

106,839

17          Creditors: amounts falling due within one year

30 September 2004
£000
Obligations under finance leases	371
Trade creditors	150,845
Corporation tax	3,161
Other taxes and social security costs	3,337
Other creditors	17,767
Consideration payable in relation to acquisitions	287
Accruals and deferred income	61,792

237,560

Accruals and deferred income includes pension accruals of £30,700.

18          Creditors: amounts falling due after more than one year

30 September 2004
£000
Convertible Bond due 2008	68,670
Obligations under finance leases	294

68,964

The €102.6 million 6% coupon Convertible Bonds (issued in September 2003) are unsecured liabilities of the Group and mature on 12 September 2008.  The Bonds are convertible into fully paid Ordinary Shares at a conversion price of 364.5p per Ordinary Share subject to partial redemption in cash not exceeding 38% of the principal redeemed and to the right of the Company to make a cash alternative election upon the exercise of conversion rights.  Conversion is at the Bondholder’s option at any time from 23 October 2003 until 6 days prior to final maturity of the Convertible bonds.  The Group may at its election redeem the Bonds at their principal amount, together with interest accrued to the redemption date, which may be:

i)  At any time on or after 3 October 2006 if the share price is at least 150% of the conversion price for more than 20 days during any period of 30 consecutive dealing days prior to such election; or

ii) at any time if at least 85% of the original issued Bonds have been exercised or purchased or cancelled.

19          Deferred tax asset

Included within debtors:

Year ended 30 September 2004
£000
As at 1 October	794
Credit in the profit and loss account for the year (see note 9)	2,884

As at 30 September - tax losses carried forward	3,678

Included in the deferred tax asset of £3,678,000 is £1,393,000 that is not expected to reverse within one year.

20          Lease commitments

30 September 2004

Amounts due under finance leases:
Amounts payable:
Within one year	403
In two to five years	303
706
Less: finance charges allocated to future periods	(41)
665

Annual commitments under non-cancelable operating leases are as follows:
Operating leases for land and buildings which expire:
Within one year	179
In two to five years	490
Over five years	1,964

Other operating leases which expire
Within one year	424
In two to five years	480
Over five years	18

21          Provisions for liabilities and charges

	Share option provisions	Onerous contracts	Integration	Total
	£000	£000	£000	£000
At 1 October 2003	1,305	1,729	858	3,892
Provided during the year	—	1,955	1,475	3,430
Utilized during the year	(917)	(1,729)	(858)	(3,504)
At 30 September 2004	388	1,955	1,475	3,818

The Group provides for National Insurance contributions on options granted under the unapproved share option scheme. A provision is made at a rate of 12.8% over the vesting period of the options on the difference between the period end share value and the grant price, being the Group’s best estimate of the ultimate liability at each period end. This provision is utilized as options are exercised.

Provisions are recognized for onerous lease contracts and are based on the future charges of the leases over their remaining lease periods.

The integration provision relates to costs associated with the rationalization of the acquired businesses.

These costs primarily consist of a reduction in headcount, consolidation of properties and termination of certain contracts.

22          Financial instruments

The Group finances its operations by a mixture of equity, convertible debt and overdraft facility. In addition, various financial assets and liabilities, for example trade debtors, trade creditors, other creditors and accruals arise directly from the Group’s operations.  As permitted by FRS 13, Derivatives and Other Financial Instruments: Disclosures, short term debtors and creditors have been excluded from these disclosures, other than in relation to the currency risk.

Interest rate risk

Interest payable on the €102.6 million Eurobond is fixed at 6%.  At 30 September 2004, £6.2 million was invested at fixed interest rates of between 2.07% to 4.6% with maturity dates in October 2004.

The remaining cash balances are held on short-term deposits with AAA rated credit institutions.  These deposits earn interest at a floating rate that follows LIBOR.

Interest rate profile of financial assets

30 September 2004
Floating rate assets
£000
Sterling	55,933
US Dollars	3,469
Euro	24,030
Swedish Krona	161
Australian Dollars	1,459
South African Rand	181
Other	711
85,944

At 30 September 2004, there were no fixed rate financial assets.

Interest rate profile of financial liabilities

	30 September 2004	30 September 2004
	Fixed rate financial liabilities	Financial liabilities on which no interest is paid
	£000	£000
Euro	(68,670)	—
Sterling	(665)	—
Total	(69,335)	—
Weighted average period	4.0 years	N/A
Weighted average interest rate	6.0%	N/A

Liquidity risk

On 21 March 2000, the Company completed an initial public offering of Ordinary Shares.  Since that time the Group’s policy has been to hold cash in appropriate short term funds to enable it to finance its operations.  The Group’s policy is to finance its expansion through a mixture of the sale of equity share capital and long term debt.

The Group has an overdraft facility of £10 million which is secured by a first floating charge debenture from each UK Group

Company and a first floating charge debenture from Holiday Hotels Limited.

Currency risk

Structural

As a result of the significant investment in its Euro zone subsidiaries, the Group’s balance sheet could be significantly affected by movements in the Euro/Sterling exchange rate. The Group has not sought to hedge against this structural currency risk due to the reasonably stable nature of the relationship between the two currencies. Other operations denominated in foreign currencies giving rise to structural currency exposure are not significant to the Group currently, and as such the Group does not hedge against these currency risks.

Transactional

The Group faces transactional exposure in respect of costs and revenues that are not denominated in the functional currency of the transacting company (see table below). The Group’s policy is to hedge against significant currency exposures.  Gains and losses on instruments used for hedging are not recognized until the hedged position is recognized.

At 30 September 2004, the Group had outstanding foreign exchange contracts, entered into in the ordinary course of business, with an underlying sterling equivalent value of £6.2 million and with the last expiry date of  21 October 2004.

Unrecognized gains and losses on instruments used for hedging, and the movements therein, are as follows:

30 September 2004
Losses
£000
Unrecognized losses on hedges at end of the year	(153)
Of which:
Losses expected to be recognized in the next year	(98)

Currency risks

The table below shows the Group’s currency exposures that give rise to the net currency gains and losses that are recognized in the profit and loss account.  Such exposures comprise the monetary assets and liabilities of the Group that are not denominated in the functional currency of operations.

	Net foreign currency monetary assets
	Euro	US Dollar	Swedish Krona	Australian Dollar	Swiss Francs	South African Rand	Other	Total
	£000	£000	£000	£000	£000	£000	£000	£000
At 30 September 2004 Functional currency of Group operations Sterling	20,173	3,471	487	739	(3,223)	181	(1,403)	20,425

Fair values of financial assets and liabilities

The table below shows a comparison of the book values and the estimated fair values of the Group’s financial assets, liabilities and associated derivative instruments.

	30 September 2004	30 September 2004
	Book value	Fair value
	£000	£000
Cash	85,944	85,944
Finance leases	(665)	(665)
Convertible bond	(68,670)	(64,658)
Foreign currency transactions	—	(153)

The fair value of the lease contracts are estimated by discounting the future cash flows to the net present value. The fair values of derivative financial instruments are estimated by calculating the difference between the contracted rates and the appropriate market rates prevailing at the year end.  The convertible bond, which is the result of a private placement, has been fair valued using the market price at the year end.

23          Share Capital

The authorized, issued, allotted and fully paid up share capital of the Company at 30 September 2004, including a reconciliation for the year ended 30 September 2004 is as follows:

	Authorized	Issued, allotted and fully paid		Issued, allotted and
	Ordinary shares of 1p each		Authorized	fully paid
	No. of shares		Nominal value	Nominal value
			£000	£000
At 1 October 2003	10,053,660,000	296,939,244	100,537	2,969
Share options exercised	—	3,167,948	—	32
Share issue in relation to the acquisitions of:
holiday autos Group	—	850,988	—	9
Med Group	—	3,259,783	—	33
First Option Group	—	752,353	—	8
Gemstone Group	—	219,684	—	2
Online Travel Corporation Group	—	24,060,027	—	240
lastminute.de Group	—	8,229,156	—	82
At 30 September 2004	10,053,660,000	337,479,183	100,537	3,375

Outstanding options under the Company’s employee share schemes at 30 September 2004 were 14,494,460 shares. These options, which vest over a three year period, are exercisable at various dates between 2004 and 2014 at exercise prices ranging between 2.31p and 310p per share, and at an average weighted exercise price of 92p per share. In addition at 30 September 2004, options over 1,381,050 ordinary shares were outstanding under the terms of the Company’s Sharesave Scheme.

24          Reconciliation of shareholders’ funds and movements on reserves

	Share capital	Share premium account	Shares to be issued	Merger reserve	Other reserves	Profit and loss account	Total Shareholders’ funds
	£000	£000	£000	£000	£000	£000	£000
At 1 October 2003	2,969	143,805	4,095	123,555	4,160	(181,443)	97,141
Loss for the year	—	—	—	—	—	(76,978)	(76,978)
Foreign currency translation differences	—	—	—	—	—	1,572	1,572
Shares issued in relation to the acquisition of:
holiday autos Group	9	—	(3,268)	1,659	—	—	(1,600)
Med Group	33	—	5,000	8,393	—	—	13,426
First Option Group	8	—	—	1,670	—	—	1,678
Gemstone Group	2	—	1,000	507	—	—	1,509
Online Travel Corporation Group	240	—	—	46,677	—	—	46,917
lastminute.de Group	82	—	—	15,059	—	—	15,141
Share options exercised	32	1,585	—	—	(2,540)	—	(923)
Transfers	—	(4,452)	—	4,452	—	—	—
Other	—	(1,525)	(827)	—	—	—	(2,352)
Share-based compensation	—	—	—	—	(289)	—	(289)
At 30 September 2004	3,375	139,413	6,000	201,972	1,331	(256,849)	95,242

The Company has taken advantage of the relief provided by Section 131 of the Companies Act 1985 from setting up a share premium account for the shares issued in respect of acquisitions where permitted.

25          Notes to the statement of cash flows

a) Reconciliation of operating loss to net cash outflow from operating activities

Year ended 30 September 2004
£000
Operating loss	(73,920)
Depreciation	16,467
Goodwill amortization - subsidiary undertakings	66,292
Increase in debtors	(48,097)
Increase in stocks	(325)
Increase in creditors	81,027
(Decrease) / Increase in provisions	(2,587)
Net cash inflow from operating activities	38,857

b) Analysis of changes in net funds

	At 1 October 2003	Cash flows	Other non cash movements	Exchange differences	At 30 September 2004
	£000	£000	£000	£000	£000
Cash at bank	97,080	(34,886)	—	473	62,667
Short term deposits	15,661	7,616	—	—	23,277
Convertible bond	(71,340)	—	—	1,046	(70,294)
Bond issue costs	2,076	—	(421)	(31)	1,624
Finance leases	(2,066)	619	782	—	(665)
Total net funds	41,411	(26,651)	361	1,488	16,609

(1) Short term deposits included within cash at bank and in hand in the balance sheet.

(c) Restricted cash and short term deposits

Restricted cash comprise money held by the Group’s bankers on short term deposits totaling £23.3 million, £12.4 million of this is held as a financial guarantee for the Group to comply with the Civil Aviation Authority’s terms and conditions on an Air Travel Organizer’s License, £1.0million as a financial guarantee in relation to ABTA and £9.8 million is held as other financial guarantees.

26          Related party transactions

There have been no related party transactions entered into during the year which require disclosure under FRS 8.

27          Difference between United Kingdom and United States generally accepted accounting principles

The financial statements are prepared in accordance with accounting principles generally accepted in the United Kingdom (“UK GAAP”), which differ in certain respects from those generally accepted in the United States (“US GAAP”). The significant differences as they apply to the Group are summarized below.

Company National Insurance contributions on share options

The Group, under UK GAAP, provides for its National Insurance contributions on options granted on or after April 6, 1999 under its unapproved share option schemes over the period of performance.  US GAAP requires that payroll taxes incurred in connection with stock-based compensation be recognized on the date of the event that triggers the payment, i.e. the date of the exercise.  No provision would therefore be made for the expected liability before the exercise date.  In 2004 the effect of accruing this contribution in expense was £917,000, and at September 30, 2004 there was £388,000 accrued.

Integration provision

Under UK GAAP, in the year ended September 30, 2004, the Group made a provision of £1,475,000 relating to integration costs following the acquisitions made in 2004.  Under US GAAP, £457,000 of these costs would not have been expensed in the period as they represented and accrual for future internal management time in connection with the integration.

Onerous contracts

Under UK GAAP, costs of onerous contracts can be provided for where it is probable that a legal or constructive obligation exists that will lead to the outflow of economic benefits.  Under US GAAP, provision for onerous contracts can only be made when the Group ceases to benefit from the provisions of the contract.  In the year ended September 30, 2004, under UK GAAP provisions of £1,955,000 in respect of onerous leases were established.  These costs would not have been provided under US GAAP.

Goodwill and Intangible Assets

Under UK GAAP, goodwill arising on acquisitions is amortized on a straight-line basis over four years.  Under US GAAP Statement of Financial Accounting Standards (SFAS) 141, Business Combinations and SFAS 142 Goodwill and Other Intangible Assets became effective for the Group for the year ended September 30, 2003.  As a result, under US GAAP, goodwill arising on acquisitions would not be amortized but would be subject to an annual impairment review.

Where lastminute.com plc Ordinary Shares have been issued as consideration in respect of acquisitions, under UK GAAP, these are valued at market value on the date of transfer of control.  Under US GAAP, shares would have been valued at the average of the quoted price for a reasonable period before and after the terms of the acquisition were agreed and announced.

Under US GAAP, fair values would be attributed to other intangible assets, where the acquired intangible asset arises from contractual or other legal rights or the intangible asset is capable of being separated or divided from the acquired entity and sold, transferred, licensed, rented or exchanged (regardless of whether there is intent to do so).  Other intangible assets, except for workforce in place, would continue to be amortized over their useful lives. Workforce in place relating to the Degriftour acquisition would be subsumed into goodwill during the year ended September 30, 2003 and would no longer be amortized under US GAAP.

As of October 1, 2002, the Group performed the transitional impairment test under SFAS 142 and compared the carrying value for each reporting unit to its fair value, which was determined based on discounted cash flows.  Upon completion of the transitional impairment test, the Group determined that there was no impairment, as the carrying value of each reporting unit did not exceed its fair value.  The Group has also completed the annual impairment test required by SFAS 142 during the fourth quarter of 2004.  The Group reported no goodwill impairments in 2004.

Exchange Difference on Goodwill

Under UK GAAP goodwill is accounted for in sterling and there is no exchange difference. Under US GAAP goodwill is accounted for as a currency asset and exchange differences arising on retranslation are taken to a separate component of shareholders’ equity.  As a result, Shareholders’ equity would have been £6,339 higher at September 30, 2004.

2004 Acquisitions

Med Group

On December 3, 2003 the Group announced the acquisition of the entire issued share capital of Med Group Limited and its subsidiaries Med Hotels Limited, Travelbargains Limited, Taskbrook Limited and Mallorca Med Hotels Tourist Investments 2003 SL (‘Med Hotels’). Control of Med Hotels was passed from the vendors to the Group on December 5, 2003.  As consideration for the acquisition the Group issued 2,941,176 Ordinary Shares at a market value of £2.63, and paid cash of £8.0 million. The shares were valued at the date of transfer of control.  In addition, an estimate of the contingent consideration payable has been made of £6.4 million, £1.4 million of which had been paid by September 30, 2004. Provisional goodwill arising on the transaction amounted to £23.5 million under UK GAAP.

Under US GAAP, the shares issued would have been recorded at £2.77 per share.  The effect of using different share prices would be an increase to the fair value of the consideration paid for Med Hotels of £425,000.  Under US GAAP, contingent consideration would not be recognized until the contingent criteria are satisfied, reducing the initial consideration paid for Med Hotels by £5.0 million.  As of September 30, 2004, £2.0 million of the contingent criteria had been satisfied which would result in an increase in the goodwill recognized under US GAAP.

First Option Group

On January 14, 2004, the Group announced the acquisition of the entire share capital of First Option Hotel Reservations Limited and its subsidiaries, Hotel and Travel Reservations Limited and Cordex Computer Services Limited (‘First Option’).  Control of First Option passed from the vendors to the Group on January 16, 2004.  As consideration for that acquisition the Group issued 752,353 Ordinary Shares at a market value of £2.23 and paid cash of £10.5 million.  These shares were valued at the date of transfer of control.  Provisional goodwill arising on the transaction amounted to £13.5 million under UK GAAP.

Under US GAAP, the shares issued would have been recorded at £2.18 per share.  The effect of using different share prices would be a decrease to the consideration paid for First Option of £36,000.

Gemstone

On March 4, 2004, lastminute.com plc announced the acquisition of the entire share capital of Gemstone Travel Limited and its subsidiary Mountwest Limited (‘Gemstone’).  As consideration for that acquisition lastminute.com plc issued 219,684 Ordinary Shares valued at £2.32 per share and paid cash of £1.4 million.  Goodwill arising on the transaction amounted to £3.4 million under UK GAAP.

Under US GAAP, the shares issued would have been recorded at £2.33 per share. The effect of using different share prices would be to increase the consideration paid for Gemstone by £2,197.  Also under US GAAP, contingent consideration would not be recognized until the contingent criteria are satisfied, reducing the initial consideration paid for Gemstone by £1.0 million.

Online Travel Corporation

On March 3, 2004, lastminute.com announced it had reached agreement on the terms of a recommended share offer to acquire the whole of the issued and to be issued share capital of Online Travel Corporation plc (‘OTC’). The transaction was completed on April 30, 2004 with the issuance of 24,060,027 Ordinary Shares in lastminute.com plc valued at £1.95 per Ordinary Share.  Provisional goodwill arising on the transaction amounted to £46.8 million under UK GAAP.

Under US GAAP, the shares issued would have been recorded at £2.32 per share.  The effect of using different share prices would be to increase the consideration paid for OTC by £9.0 million.

Lastminute.de

On June 29, 2004, lastminute.com announced the acquisition of the entire share capital of the lastminute.de group of companies which comprise Anixe Systems GmbH, Avinex AG and Cinetic Internet Touristik GmbH (‘lastminute.de’). Control of lastminute.de passed from the vendors to the Group on June 30, 2004.  As consideration for that acquisition the Group issued 8,229,156 Ordinary Shares at a market value of £1.84 and paid cash of € 24.0 million.  These shares were valued at the date of transfer of control.  Provisional goodwill arising on the transaction amounted to £31.8 million under UK GAAP.

Under US GAAP, the shares issued would have been recorded at £1.82 per share.  The effect of using different share prices would be to decrease the consideration paid for lastminute.de of £97,000.

2003 Acquisitions

eXhilaration

On November 15, 2002, lastminute.com plc completed the acquisition of the entire issued share capital of Exhilaration Incentive Management Limited (“eXhilaration”). Control of eXhilaration passed from the vendors to lastminute.com plc on November 15, 2002. As consideration for that acquisition lastminute.com plc issued 955,110 Ordinary Shares at a market value of £1.06. The shares were valued at the date of transfer of control. Goodwill arising on the transaction amounted to £1.4 million under UK GAAP.

Under US GAAP, the shares issued would have been recorded at £1.07 per share. The effect of using different share prices would be to increase the consideration paid for eXhilaration by £12,000.

holiday autos group

On March 26, 2003, lastminute.com plc announced the acquisition of the entire issued share capital of holiday autos group. Control of holiday autos group passed from the vendors to lastminute.com plc on March 26, 2003.  As consideration for that acquisition lastminute.com plc issued 27,191,771 Ordinary Shares at a market value of £0.845.  In addition, £16.0 million in cash was paid which was part funded by a placing of 14,814,815 Ordinary Shares at a market value of £0.81, and further consideration of £1.6 million was payable in Ordinary Shares or cash at the option of lastminute.com plc.  An estimate of the contingent consideration payable was made of £1.7 million, as required under UK GAAP.  Provisional goodwill arising on the transaction amounted to £77.9 million under UK GAAP.

Under US GAAP, the shares issued would have been recorded at £0.87 per share. The effect of using different share prices would be to increase the consideration paid for holiday autos group by £789,000.  Under US GAAP, contingent consideration would not be recognized until the contingent criteria have been satisfied reducing the consideration paid for holiday autos group by £1.7 million.

Lastminute Network S.L.

On September 15, 2003, lastminute.com plc acquired 70% of the issued share capital of Lastminute Network S.L., increasing its interest to 100%.  As consideration for that acquisition lastminute.com plc paid €3.0 million in cash on October 8, 2003, and further consideration of €3.0 million was paid in cash on December 15, 2003.  Goodwill arising on the transaction amounted to £4.9 million under UK GAAP.

Fair value adjustments

In the year ended September 30, 2004, certain contingencies surrounding contingently issuable consideration on previous acquisitions were resolved resulting in a reduction of goodwill of £1.1 million under UK GAAP.  Additionally, certain adjustments to fair values and acquisition costs recognized on acquisitions during 2003 were on a provisional basis. During the 12 months since these acquisitions there have been a number of adjustments to amend these provisional assessments, resulting in a reduction of goodwill of £0.5 million being recognized under UK and US GAAP. These revisions are mainly in respect of liabilities not provided for.

Under UK GAAP, fair value adjustments of £365k and £525k were made for Destination Group and Travelselect relating to contingent consideration. Since no contingent consideration was booked under US GAAP, no adjustment would be required for these amounts.

Under US GAAP, deferred consideration paid in 2004 of £1.7 million would be recognized in relation to holiday autos group. Under UK GAAP these amounts were recognized in 2003. Fair value adjustments relating to creditors in Lastminute Network S.L. resulted in the reduction of goodwill by £651k under UK and US GAAP.

In the year ended September 30, 2003 certain adjustments to fair values and acquisition costs recognized on acquisitions made in 2002 were on a provisional basis. During the 12 months since acquisition there have been a number of adjustments to amend these assessments, resulting in additional goodwill of £3,662,000 being recognized under UK and US GAAP. These revisions are mainly in respect of onerous contracts and liabilities not provided for.

As a result of all these adjustments including goodwill, intangible assets and the amortization thereof, the effect on the balance sheet of converting from UK GAAP to US GAAP as of September 30, 2004 would be as follows:

£000
Goodwill	£56,704
Intangible assets	64,164
Other assets and liabilities	772

Increase in Shareholders’ Equity	£121,640

The effect of these adjustments, including the reversal of goodwill amortization, of converting from UK GAAP to US GAAP in the consolidated statement of operations for the year ended September 30, 2004 would be as follows:

£000
Goodwill amortization	£(66,292)
Intangible assets amortization	19,883

Increase in net income	£(46,409)

Associated Undertakings

LCC24.com

In June, 2002 the Group purchased a 20% holding in LCC24.com, the newly established German online travel agency of Lufthansa City Center for a consideration of £2,383,000 satisfied by the issue of 2,804,136 new Ordinary Shares at £0.85 each by lastminute.com plc. Under UK GAAP the goodwill arising was £2,364,000. Under US GAAP the Shares issued would have been recorded at £0.81 per Share. The effect of using different share prices would decrease the consideration paid for the investment in LCC24.com by £112,000.

On 31 December 2003, lastminute.com plc disposed of 67.57% of its 20% investment in LCC24.com for a total cash consideration of £1,557,000.  Under UK GAAP this resulted in a Group profit on disposal of £519,000.  Under US GAAP, goodwill acquired would not have been amortized.  This would have resulted in a profit on disposal of £27,000 under US GAAP £292,000 of goodwill amortization would have been reversed in 2004 and net assets would have been increased by £919,000 as a result of these differences.

Restricted Cash

Under UK GAAP, amounts on deposit in respect of guarantees are included in cash in the balance sheet. Under US GAAP, such restricted cash would be disclosed separately in the balance sheet. Under UK GAAP these amounts on deposit are not included in the statement of cash flows.  Under US GAAP this restricted cash would also not be included in the statement of cash flows.

Bond

Under UK GAAP the costs associated with issuing bonds are capitalized and amortized over the period of the bond. The liability is disclosed net of the unamortized bond issue costs. Under US GAAP these costs are also capitalized and amortized over the period of the bond and the unamortized bond issue costs are separately disclosed.

The disclosure below has been restated to correct an error made in the 20-F the Group filed for the year ended September 30, 2003. The bond was incorrectly identified as having an embedded derivative and the fair value of this derivative was reclassified as shareholders’ equity in the US GAAP reconciliation. The liability and unamortized bond issue costs are separately disclosed.

The convertible bond is treated as a long term liability under US and UK GAAP. Interest is recognized using the effective interest method under US GAAP whereas UK GAAP recognizes nominal interest only. This results in a difference in the carrying value and the interest recognized between US and UK GAAP.  The effect on interest recognized in 2004 would be £56,000 additional interest expense and at September 30, 2004 the carrying value would have been £59,000 lower under US GAAP.  As the Bond is denominated in EUR, there is also a small reconciling item of £54,000 in respect of the foreign exchange movements resulting from remeasurement of the bond.

Derivatives

Under UK GAAP instruments used to hedge committed or probable future transactions are not recognized until the transaction occurs. Fair values are shown as a disclosure item.

Under US GAAP all derivatives are required to be recognized in the balance sheet as either assets or liabilities and measured at fair value. The change in fair value is recognized in net income or other comprehensive income depending on whether a derivative is designated and qualifies as part of a hedge transaction. US GAAP prescribes requirements for designation and documentation of hedging relationships and ongoing assessments of effectiveness in order to qualify for hedge accounting. Lastminute.com did not meet all the requirements to hedge account and the change in fair value is therefore recognized in net income.  Under US GAAP lastminute.com would recognize a derivative liability of £153,000 and net income would have been £17,000 lower.

Stock Based Compensation

Under UK GAAP non-cash share-based compensation represents the difference between the exercise price of share options granted and the fair market value of the underlying Ordinary Shares at the date of grant. As the options granted to date gradually vest over three years, the difference is being taken to the profit and loss account as an operating expense on a straight-line basis over the vesting period.

Under US GAAP, options with performance criteria are revalued at fair value at the end of each accounting period and the difference between the intrinsic value at grant date and accounting period end is written off over the vesting period.

During the year ended September 30, 2004, it was concluded that performance conditions for the performance-based compensation would not be met.  Under US GAAP, amounts previously charged of £111,000 in respect of share based compensation would be credited to the income statement.

Profit and loss account (£000)

2004

Loss for the period as reported in the consolidated profit and loss account under UK GAAP	(76,978)

Provision for Company National Insurance contributions	(917)
Integration provision	457
Onerous contracts	1,955
Goodwill amortization charge	66,292
Intangible asset amortization charge	(19,883)
Amortization of goodwill arising on the investment in associate	292
Profit on disposal of associate	(492)
Effective interest	(56)
Foreign currency remeasurement on bond	54
Hedges recognized	(17)
Stock-based compensation	111

Net income adjustment	47,796

Loss for the period as adjusted to accord with US GAAP	(29,182)

There are no significant tax effects of the above adjustments given that under both UK GAAP and US GAAP the Company’s net deferred assets are fully reserved.

Comprehensive income

Comprehensive loss under US GAAP, is summarized as follows:

2004
£000

Loss in accordance with US GAAP	(29,182)
Currency translation differences	1,336

Comprehensive loss in accordance with US GAAP	(27,846)

Movements in other comprehensive income amounts are as follows:

Currency translation differences
£000

At October 1, 2003	4,493
Arising in the period	1,336

At September 30, 2004	5,829

Shareholders’ funds (£000)

2004

Shareholders’ funds as reported in the consolidated balance sheet under UK GAAP	95,242

Intangible fixed assets
Cost
Cost - Goodwill	(85,175)
Cost - Other Intangibles	97,883
12,708

Amortization
Amortization - Goodwill	141,879
Amortization - Other Intangibles	(33,719)
108,160

Net book value of Intangible fixed assets	120,868

Investments - associates - amortization	919
Investments - associates - disposal	(519)
Debtors - other debtors - deferred bond issue costs	1,640
Cash	(23,277)
Restricted Cash	23,277
Creditors: amounts falling due within 1 yr - Deferred bond issue costs	(1,225)
Creditors: amounts falling due within 1 yr - Effective interest on bond	(59)
Creditors: amounts falling due within 1 yr - translation on bond	56
Creditors: amounts falling due after more than one year - Deferred bond issue costs	(415)
Provisions for liabilities and charges - Company National Insurance contributions	388
Integration provision	457
Provisions for onerous contracts	1,955
Hedges recognized	(153)

Total change in net assets	123,912

Shareholders’ funds as adjusted to accord with US GAAP	219,154

Consolidated statements of cash flows

The consolidated statements of cash flows presented under UK GAAP present substantially the same information as those required under US GAAP but differ with regard to the classification of items within the statements and as regards the definition of cash and cash equivalents.

Under US GAAP, cash and cash equivalents do not include bank overdrafts. The Company classifies deposits with a remaining maturity of more than three months and those temporarily restricted as short term deposits.

Under UK GAAP, if applicable, cash flows are presented separately for operating activities, dividends from associates, returns on investments and servicing of finance, taxation, capital expenditure and financial investment, acquisitions, equity dividends and management of liquid resources and financing. US GAAP, however, require only three categories of cash flow to be reported; operating, investing and financing. Under US GAAP, cash paid or received for interest and income taxes would be included in operating activities and capital expenditure would be included within investing activities.

Under US GAAP, the following would be reported:

Year ended September 30, 2004
(£000)

Net cash (used) / provided by operating activities	20,246
Net cash used in investing activities	(57,005)
Net cash provided by financing activities	999

(Decrease)/increase in cash and cash equivalents	(35,760)
Exchange differences	1,347
Cash and cash equivalents at beginning of period	97,080

Cash and cash equivalents at end of period	62,667

Impact of recently issued accounting standards

US GAAP

In December 2004, the FASB issued SFAS 123 (revised 2004), Share-Based Payment (SFAS 123R), which replaces SFAS 123, Accounting for Stock-Based Compensation and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees.  SFAS 123R requires that all share-based payments to employees, including grants of stock options, be recognized in the financial statements based on their fair value beginning with the first interim or annual reporting period that begins after December 15, 2005. When adopted, SFAS 123R will result in additional pre-tax compensation expense in fiscal 2006 for remaining unvested stock options and any future stock option grants. The ultimate amount of increased compensation expense will be dependent on the number of option shares granted, their timing and vesting periods, and the method used to calculate the fair value of the awards, among other factors.

In December 2004, the FASB issued SFAS No. 153 “Exchanges of Nonmonetary Assets – An Amendment of APB Opinion No. 29” (SFAS 153). The provisions of this statement are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. SFAS 153 eliminates the exception to fair value for exchanges of similar productive assets and replaces it with a general exception for exchange transactions that do not have commercial substance, that is, transactions that are not expected to result in significant changes in the cash flows of the reporting entity. The Group does not believe that the adoption of SFAS 153 will have a significant effect on its financial statements.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” ( SFAS 154 ).  SFAS 154 replaces APB No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements and establishes retrospective application as the required method for reporting a change in accounting principle. SFAS 154 provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. The reporting of a correction of an error by restating previously issued financial statements is also addressed. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Group does not anticipate that the adoption of SFAS 154 will have a material impact on our financial statements.

UK GAAP

UK GAAP

FRS20 Share-based Payment: This standard will apply to lastminute’s financial statements for 2006 and will require lastminute to recognize as an expense in its financial statements the fair value of share-based payments, with a corresponding credit to equity. This is expected to result in a significant additional charge to the profit and loss account, but will have no effect on reported net assets. In the case of options granted to employees, which is expected to be by far the largest category of such payments, the fair value is to be calculated using the most appropriate of a number of industry standard valuation techniques. Examples include the Black-Scholes and the Binomial option pricing models. Broadly, the fair value computed is expensed over the period in which the underlying option vests. The impact of adoption of FRS20 has not been predicted at this time in part because it will depend on levels of options granted in the future.

The other new UK standards listed below are expected to result in additional or modified disclosure, but are not expected to have a material quantitative effect on financial statements.

FRS22 Earnings Per Share: This standard will apply to lastminute’s financial statements for 2005 and relates to the method of disclosure of earnings per share, including disclosure of earnings per share for total and for continuing operations, and including the dilutive effect of potential ordinary shares.

FRS23 The Effects of Changes in Foreign Exchange Rates: This standard will apply to lastminute’s financial statements for 2005 and provides that entities should measure their financial statements in the functional currency (i.e. the currency of the primary economic environment in which the entity operates) and may then translate the financial statements into the currency in which the entity’s financial statements are to be presented.

FRS25 Financial Instruments Disclosure and Presentation and FRS 26 Financial Instruments Measurement: These standards will apply to lastminute’s financial statements for 2005 and contain requirements as to qualitative and quantitative disclosures and presentation in respect of financial instruments issued by it.